Amendment No. 8 to Participation Agreement
Franklin Templeton Variable Insurance Products Trust
Franklin/Templeton Distributors, Inc.
Transamerica Financial Life Insurance Company
Transamerica Capital, Inc.
Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), Transamerica Financial Life Insurance Company (the “Company” or “you”), and Transamerica Capital, Inc., your distributor, on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated May 1, 2004, and subsequently amended May 3, 2004, April 29, 2005, May 1, 2007, July 30, 2007, January 10, 2008, May 1, 2009 and October 1, 2010 (the “Agreement”).  The parties now desire to amend the Agreement by this amendment (the “Amendment”).  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	A new Section 11 “Confidential Information” is hereby added to the Agreement as set forth in Attachment A to this Amendment;

2.	Effective May 1, 2011 a new Section 12 “Summary Prospectus” is hereby added to the Agreement as set forth in Attachment B to this Amendment;

3.	Schedules B and C are deleted and replaced in their entirely with the Schedules B and C attached hereto, respectively.

4.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

(Signatures on following page)

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of May 1, 2011.

The Trust: Only on behalf of each Portfolio listed on Schedule C of the Agreement.	Franklin Templeton Variable Insurance Products Trust By: /s/ Karen L. Skidmore Name: Karen L. Skidmore Title: Vice President

The Underwriter:	Franklin/Templeton Distributors, Inc.

                                                         By: /s/ Thomas M. Regner
                                                         Name:           Thomas M. Regner
                                                         Title:                      Executive Vice President

The Company:	Transamerica Financial Life Insurance Company

                                                         By: /s/ Arthur D. Woods
                                                         Name:                      Arthur D. Woods
                                                         Title:           Vice President

The Distributor:	Transamerica Capital, Inc.

                                                         By: /s/ Brenda L. Smith
                                                         Name:                      Brenda L. Smith
                                                         Title:           Assistant Vice President

Attachment A

11.	Confidential Information
Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers.  No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information.  Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement.  Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

Attachment B

12.	Summary Prospectus

Should the Trust and the Company desire to distribute the prospectuses of the funds within the Trust pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

12.1  For purposes of this Section 12, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

12.2  The Trust shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Agreement requires that the Trust provide the Company with Statutory Prospectuses.  If the Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, unless the Parties agree otherwise, the Trust shall, instead of providing the Company with a revised Summary Prospectus, provide the Company with a supplement setting forth the changes in the Rule 497 filing.

12.3  The Trust and/or the Underwriter shall be responsible for compliance with Rule 498(e).

12.4  The Trust and the Underwriter each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its series.  The Trust further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

12.5  The Trust and Underwriter each agree that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Trust and series’ documents required to be posted in compliance with Rule 498.  The Trust shall immediately notify the Company of any interruptions in availability of this Landing Page that last more than 24 hours.  Such Landing Page will contain the investment options available under the Agreement.

12.6  The Trust and Underwriter represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving policyholder/contract owner requests for additional Trust documents made directly to the Trust.  The Trust and Underwriter further represent and warrant that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Trust documents.

12.7  The Company represents and warrants that it will respond to requests for additional fund documents made by policyholders/contract owners directly to the Company or one of its affiliates.

12.8  Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

12.9  If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust and Underwriter will provide the Company with at least 90 days’ advance notice of its intent.

12.10 The Parties agree that the Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company.  The Company agrees that it will give Underwriter and the Trust reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

12.11 The Parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

Schedule B

Accounts of the Company

Name of Account	SEC Registration Yes/No
Separate Account VA BNY	Yes
Separate Account VA WNY	Yes
Separate Account VA YNY	Yes
TFLIC Series Life Account	Yes
Separate Account VA PP	Yes

Schedule C

Available Portfolios and Classes of Shares of the Trust

1.	Franklin Income Securities Fund - Class 2
2.	Franklin Small-Mid Cap Growth Securities Fund - Class 2
3.	Franklin Small Cap Value Securities Fund - Class 2
4.	Mutual Shares Securities Fund - Class 2
5.	Templeton Foreign Securities Fund - Class 2
6.	Templeton Growth Securities Fund – Class 2
7.	Franklin Templeton VIP Founding Funds Allocation Fund – Class 4

In addition to portfolios and classes of shares listed above, any additional Portfolios and classes of shares other than Class 3 shares are included in this Schedule C listing provided that:

(1)
the General Counsel of Franklin Templeton Investments receives from a person authorized by you a written notice in the form attached (which may be in electronic format) (“Notice”) identifying this Agreement as provided in the Notice and specifying: (i) the names and classes of shares of additional Portfolios that you propose to offer as investment options of the Separate Accounts under the Contracts; and (ii) the date that you propose to begin offering Separate Account interests investing in the additional Portfolios under the Contracts; and

(2)
we do not within ten (10) Business Days following receipt of the Notice send you a writing (which may be electronic mail) objecting to your offering such Separate Accounts investing in the additional Portfolios and classes of shares under the Contracts.

Provided that we do not object as provided above, your Notice shall amend, supplement and become a part of this Schedule C and the Agreement.

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